Exhibit 11.	Metro Bancorp, Inc.

Computation of Net Income (Loss) Per Share

For the Quarter Ended September 30, 2009
	Loss	Shares	Per Share Amount
Basic Loss Per Share:
Net loss	$(490,000)
Preferred stock dividends	(20,000)
Loss available to common stockholders	(510,000)	6,591,363		$(0.08)
Effect of Dilutive Securities:
Stock options		-
Diluted Loss Per Share:
Loss available to common stockholders plus assumed conversions	$(510,000)	6,591,363	$	(0.08)

For the Quarter Ended September 30, 2008
	Income	Shares	Per Share Amount
Basic Earnings Per Share:
Net income	$3,433,000
Preferred stock dividends	(20,000)
Income available to common stockholders	3,413,000	6,358,412	$0.54
Effect of Dilutive Securities:
Stock options		172,830
Diluted Earnings Per Share:
Income available to common stockholders plus assumed conversions	$3,413,000	6,531,242	$0.52

For the Nine Months Ended September 30, 2009
	Loss	Shares	Per Share Amount
Basic Loss Per Share:
Net loss	$(1,008,000)
Preferred stock dividends	(60,000)
Loss available to common stockholders	(1,068,000)	6,520,215	$(0.16)
Effect of Dilutive Securities:
Stock options		-
Diluted Loss Per Share:
Loss available to common stockholders plus assumed conversions	$(1,068,000)	6,520,215	$(0.16)
For the Nine Months Ended September 30, 2008
	Income	Shares	Per Share Amount
Basic Earnings Per Share:
Net income	$10,145,000
Preferred stock dividends	(60,000)
Income available to common stockholders	10,085,000	6,342,124	$1.59
Effect of Dilutive Securities:
Stock options		168,381
Diluted Earnings Per Share:
Income available to common stockholders plus assumed conversions	$10,085,000	6,510,505	$1.55